Exhibit 4.365

/Cost of Arms of the Russian Federation/

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,

INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 155379 dated October 24, 2017

For Rendering

Communication Channel Provision Services

This license is granted to

Closed Joint Stock Company

“CITY-TELECOM”

Primary State Registration Number of a Legal Entity (Individual Entrepreneur)

(OGRN, OGRNIP)

1037739360735

Taxpayer Identification Number (INN)

7704152556

Location address (place of residence):

11, Noviy Arbat Str., Moscow, 121852

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until October 24, 2022

This license is granted by decision of the licensing body - Order dated June 05, 2017 No. 323-рчс

Appendix being an integral part of this license is executed on 2 sheets (sheet)

Deputy Head	/Signature/ O. A. Ivanov

Stamp here

Official seal:

MINISTRY OF TELECOM AND MASS MEDIA OF THE RUSSIAN FEDERATION

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF TELECOM, INFORMATION TECHNOLOGIES

AND MASS MEDIA

PSRN 1087746736296

CN 092467

Appendix to the license No. 155379**

License Requirements

1. Closed Joint Stock Company “CITY-TELECOM” (licensee) shall observe the term of this license.

Abbreviated name:

“CITY-TELECOM” CJSC

OGRN 1037739360735	INN 7704152556

Location address:

11, Noviy Arbat Str., Moscow, 121852

2. The licensee shall commence provision of telecommunications services under this license on or before October 24, 2017.

3. The licensee shall render telecommunications services related to provision of communication channels located within the territory of the Russian Federation under this license only within the territory of Moscow.

4. Under this license the licensee shall provide a user with the possibility of transmission of telecommunication messages via communication channels generated by the licensee’s telecommunications network transmission lines*.

5. When providing telecommunications services under this license, the radio-frequency spectrum is not used.

6. The licensee shall fulfill the requirements to telecommunications networks and facilities for performance of investigative activities, as established by the federal executive authority responsible for telecommunications upon agreement with the authorized state bodies engaged in investigative activities, and take measures to prevent disclosure of organizational and tactical methods of performance of these activities.

7. The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services associated with provision of communication channels and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within extension of the license No. 99295 dated October 24, 2012.